Exhibit 5


                                                  November 16, 2000


Covenant Transport, Inc.
400 Birmingham Highway
Chattanooga, TN  37419

        Re: Registration Statement on Form S-8

Ladies and Gentlemen:

         Scudder Law Firm, P.C., L.L.O. has served as legal counsel to Covenant Transport, Inc., a Nevada corporation (the "Company"), in the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-8 (the "Registration Statement"). The Registration Statement relates to the registration of shares of the Company's Class A Common Stock, par value $.01 per share (the "Shares"), which are to be offered under the Company's Outside Director Stock Option Plan (the "Plan"). It is our opinion that:

               1. The Company is a validly organized and existing corporation under the laws of the State of Nevada.

               2.  All  necessary  corporate  action  has  been  duly  taken  to authorize the establishment of the Plan, the issuance of Shares under the Plan, and the registration of the Shares covered by the Registration Statement under the Securities Act of 1933.

               3. Any Shares issued and paid for under the Plan will be legally issued, fully paid and non-assessable shares of the Class A Common Stock of the Company.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement.


                                            Very truly yours,

                                            SCUDDER LAW FIRM, P.C., L.L.O.


                                            By: /s/ Earl H. Scudder
                                                ---------------------
                                                Earl H. Scudder